Exhibit 10.1.3

March 15, 2004

Confidential

Courtney C. Smith
Chief Executive Officer
Specialty Underwriters’ Alliance, Inc.
8585 Stemmons Fwy.
Dallas, TX 75247

Re:	Engagement Letter

Dear Courtney,

Specialty Underwriters’ Alliance and its affiliates (collectively, “you,” “your” or the “Company”) has stated to us its intention of acquiring a specialty insurance company (“NewCo”) which will write business produced by selected managing general agencies (individually referred to herein as an “MGA” and collectively referred to as “MGAs”) (the “Strategy”). For the purposes of this document, we have understood that the Company intends to (i) purchase NewCo to use as a platform from which it will commence operations; and (ii) implement the Strategy by making one or more strategic alliances with selected MGAs (each a “Proposed Transaction”).

By your acceptance of this letter (this “Agreement”), you appoint Guy Carpenter & Company, Inc. (Guy Carpenter, “we,” “us” or “our”) and we agree to act as exclusive reinsurance adviser for the Company and NewCo to (i) serve as the exclusive reinsurance intermediary for all business written by the Company and/or NewCo, as applicable (the “Subject Business”); and (ii) identify and assist the Company in vetting potential MGA strategic partners (“the Potential MGA Partners”) in order to facilitate a Proposed Transaction, on the following terms and conditions.

1.	Responsibilities.

A.	Guy Carpenter’s responsibilities are as follows:

a)	assisting you, in the capacity of reinsurance advisor, in connection with the implementation of the Strategy;

b)	identifying Potential MGA Partners for your consideration;

c)	assisting you in the evaluation of all Potential MGA Partners for compatibility with the Strategy;

d)	serving as the exclusive reinsurance intermediary for all Subject Business of the Company and/or NewCo, as applicable; and

e)	providing such other reinsurance advisory services as you and we agree are appropriate under the circumstances.

B.	The Company’s responsibilities will include the following:

a)	the timely and substantive response to all requests for additional information from Potential MGA Partners, which requests and information shall flow through Guy Carpenter;

b)	the commitment of the Company to cause its principals to use their best efforts to attend and participate at key meetings with Guy Carpenter and Potential MGA Partners, as requested by Guy Carpenter; and

c)	the commitment of the Company to cause the principals of NewCo to appoint Guy Carpenter as its exclusive reinsurance intermediary with respect to any reinsurance which needs to be purchased by the Company and/or NewCo, as applicable, during the Term of this Agreement.

The Company acknowledges that it is also entering into an engagement letter with Guy Carpenter’s affiliate, MMC Securities Corp. (“MMCSC”), pursuant to which MMCSC will undertake responsibilities separate and distinct from those referenced herein, in conjunction with providing certain consulting and advisory services to the Company and MMCSC will be compensated by the Company in accordance with the terms of such engagement letter.

2.	Disclosure. You agree to make available all corporate, actuarial, financial and operating information that is reasonably necessary and sufficient to allow Potential MGA Partners to evaluate the Company and to provide Guy Carpenter with access to both the Company’s and NewCo’s officers, actuaries, accountants, counsel and other professionals. You agree to make all such information available to us and hereby authorize us to provide such information to Potential MGA Partners, as applicable. You represent and warrant to Guy Carpenter that, to the best of Company’s knowledge, all such information concerning the Company and NewCo will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. You acknowledge and agree that Guy Carpenter or Potential MGA Partners, as applicable, will be using and relying upon such information supplied by the Company and/or NewCo, as applicable, without independent investigation or verification thereof or independent appraisal by Guy Carpenter or Potential MGA Partners, as applicable. To the extent that Guy Carpenter assists you with the organization or presentation of any such information, your concurrence will constitute your adoption of such information, and the organization and presentation thereof, as your own and Guy Carpenter assumes no obligation or responsibility relating thereto.

3.	Material Change. You agree to advise us within a reasonable timeframe of any material change in the affairs of the Company or NewCo, as applicable, or in any information provided to us from the date at which such information is given, and, if not so advised, Guy Carpenter will be entitled to assume that there has been no material change in such information and will be entitled to rely on such information as if it had been provided to us on the dates on which we may be asked by the Company or NewCo, as applicable, to provide it to Potential MGA Partners. You will notify us within a reasonable timeframe of any notice by any regulatory authority requiring any information, meeting or hearing relating to the Company or NewCo, as applicable, and their affairs or a Proposed Transaction or any other event or state of affairs that may call into question the accuracy or completeness of any such information provided to us.

4.	Compliance. You will materially comply with all laws, whether U.S. federal, state or other, applicable to any Proposed Transaction. In addition, you hereby confirm your intention that if a Proposed Transaction will be by may of a private sale or sales and, to the extent that U.S. federal, state or other securities laws may be applicable, such sale will not be made in violation of such securities laws. You acknowledge that such laws may prevent certain potential investors from participating in a Proposed Transaction and may require that certain limitations be placed on the ability of investors of any securities of the Company or NewCo, as applicable, to resell such securities.

5.	Authorization. You hereby authorize Guy Carpenter to serve as the exclusive intermediary in the reinsurance market for the Company and/or NewCo, as applicable. We will present prospective reinsurance placement opportunities to you for your approval; however, we do not make any representations or warranties, express or implied, concerning the solvency of any reinsures or its ability to pay claims.

We will provide reinsurance brokering services to you and/or NewCo, as applicable, in accordance with all relevant laws and regulations, as respects all reinsurance which is to be placed in connection with the Subject Business. In connection therewith, Guy Carpenter will serve as the exclusive reinsurance intermediary for the Company and/or NewCo, as applicable, for an initial term of three (3) years, commencing with the date upon which the Company and/or NewCo begins writing Subject Business (the “Term”). In the event of cancellation of this Agreement, Guy Carpenter’s obligation to provide such services shall terminate. Notwithstanding the foregoing, in the event of cancellation of this Agreement prior to the conclusion of the Term Guy Carpenter will (i) maintain statutory experience and other records as required by law and (ii) be entitled to the Advisory Fee and the Fee (as defined in Section 6 hereof) for the full three (3) year initial Term of this Agreement.

6.	Compensation. In consideration for introducing the Company to at least ten (10) Potential MGA Partners which meet the basic eligibility qualifications that have been agreed upon by the parties hereto, the Company shall pay Guy Carpenter a fee equal to one percent (1%) of gross written premium in connection with business written by the Company or NewCo during the first twelve (12) months of its operation (the “Advisory Fee”). The parties hereby agree that Guy Carpenter shall be entitled to the Advisory Fee regardless of whether any of the Potential MGA Partners introduced by Guy Carpenter ultimately consummate a Proposed Transaction with the Company or NewCo. The Advisory Fee shall be payable to Guy Carpenter on a quarterly basis commencing upon the conclusion of its third month of operation and shall not exceed One Million Dollars ($1,000.000) in the aggregate for such twelve (12) month period.

In addition, all reinsurance on the business written by the Company and/or NewCo, as applicable, shall be placed at current market rates and Guy Carpenter shall be entitled to all reinsurance brokerage earned in connection with such placements.

In the event that the Company or NewCo obtains reinsurance for any Subject Business from any source other than through Guy Carpenter including, without limitation, direct writers or other intermediaries, at any time, Guy Carpenter shall be entitled to a fee from the Company or NewCo, as applicable, (the “Fee”) in accordance with the following:

(i)	if such reinsurance is obtained through, or arranged by, an intermediary other than Guy Carpenter, the Fee to be paid to Guy Carpenter shall be equal to one hundred percent (100%) of the standard brokerage rate that Guy Carpenter would have earned in connection with placing such reinsurance; and

(ii)	if such reinsurance is obtained from one or more direct writer(s) of reinsurance who collectively participate on more than twenty percent (20%) of such reinsurance (the “Threshold Participation”), the Fee to be paid to Guy Carpenter shall be equal to fifty percent (50% ) of the standard brokerage rate that Guy Carpenter would have earned in connection with placing that portion of reinsurance in excess of the Threshold Participation.

7.	Expenses. You will reimburse Guy Carpenter for all reasonable out-of-pocket expenses incurred by us, including, without limitation, printing, courier, postage, travel, telephone, and any fees and disbursements of tax, legal, accounting or other professionals retained by Guy Carpenter in relation to a Proposed Transaction (but only if Guy Carpenter has received prior approval from the Company with respect to such retention). All airfare shall be coach class. Living expenses shall be reimbursed in accordance with invoices submitted, but in no event shall reimbursement exceed two hundred and fifty dollars ($250) per diem unless otherwise approved by Company. Guy Carpenter’s expenses shall be payable no later than thirty (30) days after request by Guy Carpenter regardless of whether a Proposed Transaction, or any portion thereof, has been completed.

8.	Term; Termination. The Term of this Agreement is for a period of three (3) years from the date of execution of this Agreement, unless extended by mutual agreement.

Notwithstanding the foregoing, either party may terminate this Agreement upon thirty (30) days prior written notice at any time after the three (3) year anniversary of execution hereof, provided, however, your obligations pursuant to paragraphs 10 and 11 and the provisions of 2, 3, 4. 8, 9, 12, 13, 14, 15, 16, 17 and 20 hereof will survive any such expiration or termination, including, without limitation, any withdrawal or termination of a Proposed Transaction or decision not to proceed with a Proposed Transaction and, PROVIDED FURTHER, the survival of your and our obligations pursuant to this paragraph shall not exceed the duration of the applicable statute of limitations relating to those obligations under the governing law of this Agreement.

9.	Confidentiality, Non-competition and Non-solicitation. Both parties acknowledge and agree that all written and oral opinions, advice and materials provided by the disclosing party in connection with our engagement hereunder are intended solely for the receiving party’s benefit and for the internal use only in considering a Proposed Transaction and each party covenants and agrees that no such opinion, advice or material shall be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, nor shall any public references of either party or disclosure of either party’s role in a Proposed Transaction be made by the other party without the prior written consent of` the non-disclosing party in each specific instance. Notwithstanding the foregoing, effective from the date of commencement of discussions concerning a Proposed Transaction, both parties and their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Proposed Transaction and all materials of any kind relating thereto.

Both parties expressly disclaim any liability or responsibility by reason of the other party’s unauthorized use, publication, distribution of or reference to any oral or written opinions or advice or materials provided by the other party or any unauthorized reference to the other party or to this engagement.

10.	Indemnification. You agree to indemnify and hold Guy Carpenter, its affiliates and their respective directors, officers, employees and agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) harmless from and against any and all losses, claims, actions, suits, proceedings, damages, judgments, assessments, demands, costs, expenses and other liabilities of whatsoever nature or kind, and you will reimburse each such Indemnified Party for all reasonable fees and expenses (including, without limitation, attorneys’ fees and expenses and court costs) as they are incurred in investigating, preparing, pursuing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Party is a party, relating to or arising out of or in connection with:

(i)	advice or services rendered or to be rendered by any Indemnified Party pursuant to this Agreement, the Proposed Transaction or any Indemnified Party’s actions or inaction in connection with any such advice, services or transactions,

(ii)	actions taken or omitted to be taken by you or any affiliates, employees, directors, officers, partners, representatives, or agents of you in connection with a Proposed Transaction or this Agreement, and

(iii)	any untrue statement or alleged untrue statement of u material fact contained in any document furnished by you to Guy Carpenter, any Potential Investor, or any Potential Acquiree and any omission or alleged omission to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading provided that, solely with respect to clauses (i) and (ii) above, you will not be responsible for any liabilities or expenses of any Indemnified Party that are determined by a judgment of a court competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct in connection with any of the advice, actions, inaction or services referred to above.

You also agree to reimburse each Indemnified Party for all expenses as they are incurred in connection with enforcing such Indemnified Party’s rights under this Agreement.

You agree to waive any right you might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against you, the Indemnified Party will give you prompt written notice of any such action of which the Indemnified Party has knowledge and you will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve you of your obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by you of substantive rights or defenses.

No admission of liability and no settlement of any action shall be made without your consent and the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld.

Notwithstanding that you will undertake the investigation and defense of any action, an Indemnified Party will have the right to separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(i)	employment of such counsel has been authorized by you; or

(ii)	you have not assumed the defense of the action within five (5) days after receiving notice of the action; or

(iii)	the named parties to any such action include both you and the Indemnified Party or two or more Indemnified Parties and at least one Indemnified Party shall have been advised by counsel that there may be a conflict of interest between you and the Indemnified Party or at least two such Indemnified Parties; or

(iv)	there are one or more legal defenses available to an Indemnified Party which are different from or in addition to those available to you or to another Indemnified Party.

You constitute Guy Carpenter as trustee for each of the other Indemnified Parties of your covenants under this paragraph with respect to such persons and Guy Carpenter agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

If for any reason other than the gross negligence or willful misconduct (as determined by final judgment of a court of competent jurisdiction which is no longer subject to appeal or further review) of the Indemnified Parties (or any of them) being the primary cause of the loss, claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to be Indemnified Parties (or any of them) or insufficient to hold them harmless, you shall contribute to the amount paid or payable by the Indemnified Parties as a result of any and all such losses, claims, damages, liabilities, costs or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Parties on the other, but also the relative fault of the parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, you shall in any event contribute to the amount paid or payable by the Indemnified Parties, as result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expense, the sole cause of which is the gross negligence or willful misconduct of the Indemnified Parties or any of them, as determined by final judgment of a court of competent jurisdiction which is no longer subject to appeal or further review), in excess of the amount of the fees actually received by the Indemnified Parties hereunder.

The Company agrees that the Indemnified Parties shall not have any liability, whether direct or indirect, in contract, tort or otherwise, to the Company incurred in connection with advice or services rendered or to be rendered under this Agreement or for the Proposed Transaction, or any of the Indemnified Parties actions or inactions in connection with any such advice or services, except far liability resulting solely from any Indemnified Party’s gross negligence or willful misconduct (as determined by final judgment of a court of competent jurisdiction which is no longer subject to appeal or further review), in connection with such advice, actions, inactions or services. Notwithstanding the foregoing, in no event will any Indemnified Party be liable to the Company for loss of profits or any other special, incidental, and/or consequential damage of any kind howsoever incurred or designated arising in connection with such advice, actions, inactions or services.

11.	Hold Harmless. The Company agrees that the Indemnified Parties shall not have any liability, whether direct or indirect, in contract, tort or otherwise, to the Company incurred in connection with advice or services rendered or to be rendered under this Agreement or for a Proposed Transaction, or any of the Indemnified Parties actions or inactions in connection with any such advice or services, except for liability resulting solely from any Indemnified Party’s gross negligence or willful misconduct (as determined by final judgment of a court of competent jurisdiction which is no longer subject to appeal or further review or in a settlement tantamount thereto), in connection with such advice, actions, inactions or services. Notwithstanding the foregoing, in no event will any Indemnified Party be liable to the Company or any Principal for loss of profits or any other special, incidental, and/or consequential damage of any kind howsoever incurred or designated arising in connection with such advice, actions, inactions or services.

12.	Publication. If a Proposed Transaction is successfully completed, and provided Guy Carpenter is not in breach of any material provision hereof, Guy Carpenter shall be permitted to publish, at its own expense, such advertisements or announcements relating to the services provided hereunder in such newspaper or other publications as Guy Carpenter considers appropriate with Company’s consent (which shall not be unreasonably withheld).

Similarly, the Company or NewCo, as applicable, shall, in the event a Proposed Transaction is successfully completed, and provided that Company or NewCo is not in breach of any material provision hereof, be permitted to publish, at its own expense, such advertisements or announcements relating to the services provided by Guy Carpenter hereunder in such newspaper or other publications as may be required by law or which the Company or NewCo considers appropriate with Guy Carpenter’s consent (which consent shall not be unreasonably withheld).

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws. The parties hereby submit to the State and Federal Courts sitting in the Borough of Manhattan in New York City for the resolution of any disputes hereunder and waive any objection to the laying of venue of any proceedings brought in any such court, that such proceedings have been brought in an inconvenient forum, or that such court does not have jurisdiction over it, and agree not to plead the same.

14.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, superseding all prior agreements, understandings and negotiations with respect to such matters.

15.	Performance. Guy Carpenter may perform its obligations hereunder either alone or in conjunction with its affiliates and in such event the provisions of this Agreement shall apply equally to Guy Carpenter and each such affiliate.

16.	Severability. If any provision of this Agreement is found to be invalid or unenforceable, this Agreement shall be read and construed as if such provision was never a part hereof and its invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement.

17.	Amendment. This Agreement may be modified or otherwise amended, and the observance of any term of this Agreement may be waived, if such modification, amendment or waiver is in writing and signed by the parties hereto.

18.	Successors. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.

19.	Headings. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

20.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21.	Notices. Except as otherwise expressly provided in this Agreement, whenever notice is required by the provisions of this Agreement to be given (i) to the Company, such notice shall be in writing to the Company, at its offices at the address above, facsimile number: (817) 421-7619 attention: Courtney C. Smith, and (ii) to Guy Carpenter, such notice shall be in writing addressed to Guy Carpenter & Company, Inc. at its office at 114 West 47th Street, 24th Floor, New York, New York 10036, facsimile number (917) 937-3696, attention: Gregory B. Sandvik, with a copy to the Secretary.

If the foregoing is in accordance with above terms and conditions by signing same to us.

Yours very truly,

GUY CARPENTER & COMPANY, INC.

By:	/s/ Robert Reinarz, Jr. Name: Robert Reinarz, Jr. Title: Senior Vice President

The foregoing is in accordance with day of March,
2004.

SPECIALTY UNDERWRITERS’
ALLIANCE, INC.

By:	/s/ Courtney C. Smith Name: Courtney C. Smith Title: Chief Executive Officer